Exhibit 99.1

FDA Grants Breakthrough Therapy Designation to Kadmon’s KD025 for Chronic Graft-Versus-Host Disease

NEW YORK, October 17, 2018  – Kadmon Holdings, Inc. (NYSE: KDMN) today announced that the U.S. Food and Drug Administration (FDA) has granted Breakthrough Therapy Designation to KD025, the company’s ROCK2 inhibitor, for the treatment of patients with chronic graft-versus-host disease (cGVHD) after failure of two or more lines of systemic therapy. Kadmon is currently enrolling patients in a pivotal Phase 2 clinical trial of KD025 in patients with cGVHD.

The FDA selectively grants Breakthrough Therapy Designation to expedite the development and review of a drug that is intended to treat a serious condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies.

“We are pleased that the FDA has recognized the therapeutic potential of KD025 for cGVHD, a serious condition for which new treatments are urgently needed,” said Harlan W. Waksal, M.D., President and CEO at Kadmon. “This designation is a key regulatory milestone and we look forward to working closely with the FDA to expedite the development of KD025 for cGVHD.”

The Breakthrough Therapy Designation of KD025 in cGVHD is supported by data from an ongoing Phase 2 clinical trial (KD025-208). In the study, KD025 was well tolerated and demonstrated clinical activity in approximately two-thirds of patients across Cohort 1 (KD025 200 mg QD) and Cohort 2 (KD025 200 mg BID). Preliminary results from the trial were previously presented at the 23rd Congress of the European Hematology Association (EHA) in June 2018 and at the Blood and Marrow Transplantation (BMT) Tandem Meetings in February 2018.

Enrollment is ongoing in KD025-213, the pivotal Phase 2 clinical trial of KD025 in adults with cGVHD who have received at least two prior lines of systemic therapy. KD025-213 is an open-label trial in which patients are randomized to receive either KD025 200 mg QD or 200 mg BID, enrolling 63 patients per arm. Either KD025 dose may be considered by the FDA for the registrational dose.

About KD025

KD025 is a selective oral inhibitor of Rho-associated coiled-coil kinase 2 (ROCK2), a signaling pathway that modulates inflammatory response. In October 2017, the FDA granted orphan drug designation to KD025 for the treatment of cGVHD.

About cGVHD

cGVHD is a common and often fatal complication following hematopoietic stem cell transplantation. In cGVHD, transplanted immune cells (graft) attack the patient’s cells (host), leading to inflammation and fibrosis in multiple tissues, including skin, mouth, eye, joints, liver, lung, esophagus and GI tract.

About Kadmon Holdings, Inc.

Kadmon Holdings, Inc. is a fully integrated biopharmaceutical company developing innovative product candidates for significant unmet medical needs. Our product pipeline is focused on inflammatory and fibrotic diseases.

Forward Looking Statements

This press release contains forward-looking statements. Such statements may be preceded by the words “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, (i) the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs; (ii) our ability to advance product candidates into, and successfully complete, clinical trials; (iii) our reliance on the success of our product candidates; (iv) the timing or likelihood of regulatory filings and approvals; (v) our ability to expand our sales and marketing capabilities; (vi) the commercialization of our product candidates, if approved; (vii) the pricing and reimbursement of our product candidates, if approved; (viii) the implementation of our business model, strategic plans for our business, product candidates and technology; (ix) the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology; (x) our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; (xi) costs associated with defending intellectual property infringement, product liability and other claims; (xii) regulatory developments in the United States, Europe and other jurisdictions; (xiii) estimates of our expenses, future revenues, capital requirements and our needs for additional financing; (xiv) the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements; (xv) our ability to maintain and establish collaborations or obtain additional grant funding; (xvi) the rate and degree of market acceptance of our product candidates; (xvii) developments relating to our competitors and our industry, including competing therapies; (xviii) our ability to effectively manage our anticipated growth; (xix) our ability to attract and retain qualified employees and key personnel; (xx) our ability to achieve cost savings and other benefits from our efforts to streamline our operations and to not harm our business with such efforts; (xxi) the use of proceeds from our recent public offerings; (xxii) the potential benefits of any of our product candidates being granted orphan drug designation;  (xxiii) the future trading price of the shares of our common stock and impact of securities analysts’ reports on these prices; and/or (xxiv) other risks and uncertainties. More detailed information about Kadmon and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the Company’s Quarterly Report on Form 10-Q filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, with the SEC on August 9, 2018. Investors and security holders are urged to read these documents free of charge on the SEC’s website at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact Information

Ellen Cavaleri, Investor Relations

646.490.2989

ellen.cavaleri@kadmon.com